[LETTERHEAD OF STREICH LANG, P.A.]

                                February 25, 2000

International FiberCom, Inc.
3410 East University, Suite 180
Phoenix, Arizona 85034

     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We are familiar with the proceedings taken and proposed to be taken by International FiberCom, Inc., an Arizona corporation (the "Company"), with respect to 2,000,000 shares of Common Stock, par value $.001 per share (the "Shares"), of the Company to be offered and sold from time to time pursuant to the Company's 1997 Incentive Stock Option Plan (the "Plan"). As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

     In this connection, we have examined the Articles of Incorporation and Bylaws of the Company, records of proceedings of the Board of Directors and stockholders of the Company, and such other records and documents as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares, when issued pursuant to the terms and conditions of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement described above.

                                        Very truly yours,


                                        Christian J. Hoffmann, III
                                        For the Firm